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                                                                    EXHIBIT 23.7


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 7 to Registration Statement No. 333-43777 of American Realty Trust, Inc. of our report dated March 26, 1999 (relating to the financial statements of EQK Realty Investors I ("EQK"), which report expresses an unqualified opinion and includes an explanatory paragraph describing an uncertainty related to the substantial doubt about EQK's ability to continue as a going concern) included in the Annual Report on Form 10-K of EQK for the year ended December 31, 1998, and to the use of such report appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 24, 1999